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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2006

ISRAEL TECHNOLOGY ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51259	20-2374143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Gush Etzion, 3rd Floor, Givaat Shmuel, Israel	54030
(Address of Principal Executive Offices)	(Postal Code)

Registrant’s telephone number, including area code: (011) 972-3-532-5918

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COMMENCING SHORTLY AFTER THE FILING OF THIS CURRENT REPORT ON FORM 8-K, ISRAEL TECHNOLOGY ACQUISITION CORP. (“ITAC”) INTENDS TO HOLD PRESENTATIONS FOR CERTAIN OF ITS STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN PURCHASING ITAC SECURITIES, REGARDING ITS MERGER WITH IXI MOBILE, INC. (“IXI”), AS DESCRIBED IN THIS REPORT. THIS CURRENT REPORT ON FORM 8-K, INCLUDING SOME OR ALL OF THE EXHIBITS HERETO, WILL BE DISTRIBUTED TO PARTICIPANTS AT SUCH PRESENTATIONS.

EARLYBIRDCAPITAL, INC. (“EBC”), THE MANAGING UNDERWRITER OF ITAC’S INITIAL PUBLIC OFFERING (“IPO”) CONSUMMATED IN JULY 2005, AND MAXIM GROUP (“MAXIM”), A MEMBER OF THE UNDERWRITING SYNDICATE FOR THE IPO, ARE ASSISTING ITAC IN THESE EFFORTS WITHOUT CHARGE, OTHER THAN THE REIMBURSEMENT OF THEIR OUT-OF-POCKET EXPENSES. ITAC AND ITS DIRECTORS AND EXECUTIVE OFFICERS AND EBC AND MAXIM MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICIATION OF PROXIES FOR THE SPECAL MEETING OF ITAC STOCKHOLDERS TO BE HELD TO APPROVE THE MERGER.

STOCKHOLDERS OF ITAC AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, ITAC’S PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH ITAC’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE PROXY STATEMENTS WILL CONTAIN IMPORTANT INFORMATION. SUCH PERSONS CAN ALSO READ ITAC’S FINAL PROSPECTUS, DATED JULY 12, 2005, FOR A DESCRIPTION OF THE SECURITY HOLDINGS OF THE ITAC OFFICERS AND DIRECTORS AND OF EBC AND MAXIM AND THEIR RESPECTIVE INTERESTS IN THE SUCCESSFUL CONSUMMATION OF THIS BUSINESS COMBINATION. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE MERGER. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT, WITHOUT CHARGE, BY DIRECTING A REQUEST TO: ISRAEL TECHNOLOGY ACQUISITION CORP., 7 GUSH ETZION, 3RD FLOOR, GIVAAT SHMUEL, ISRAEL 54030. THE PRELIMINARY PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT, ONCE AVAILABLE, AND THE FINAL PROSPECTUS CAN ALSO BE OBTAINED, WITHOUT CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET SITE (http://www.sec.gov).

Item 1.01 Entry into a Material Definitive Agreement.

General; Structure of Merger

On February 28, 2006, Israel Technology Acquisition Corp. (“ITAC”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with IXI Mobile, Inc. A wholly owned subsidiary of ITAC, formed to effectuate the merger by merging with and into IXI, is also a party to the Merger Agreement. As a result of the merger, IXI will be the surviving corporation and will be a wholly owned subsidiary of ITAC. ITAC will change its name to “IXI Mobile, Inc.” and IXI will change its name to “IXI Mobile (USA), Inc.” As used in this Report, “IXI” includes IXI Mobile, Inc. and all of its subsidiaries.

IXI is a privately owned company founded in 2000 that delivers devices and services designed to improve mobile communications and increase mobile data usage. Its Ogo™ devices are designed to deliver popular messaging applications, such as instant messaging, email, news, and SMS on optimized devices, increasing data usage and enhancing the mobile experience. IXI markets its solutions to mobile operators and Internet service providers worldwide.

IXI products can be tailored to meet operator requirements, both hardware and software needs, providing a platform for future revenues. IXI also provides Hosted Services to mobile operators and Internet service providers worldwide, including all necessary gateways and backend servers, and related support services.

Gideon Barak, IXI’s Chairman of the Board, and Amit Haller, IXI’s President and Chief Executive Officer, will continue after the merger in the positions they now hold with IXI.

Upon consummation of the merger, the board of directors of ITAC will be increased to seven members, of whom five have been designated in the Merger Agreement and two will be designated by ITAC prior to the closing, subject to the reasonable approval of IXI. All seven designees will be presented for election by the ITAC stockholders at the meeting called to approve the merger. In connection with the merger, ITAC will seek approval of an amendment to its certificate of incorporation removing the board classification requirement from its certificate and the new board will not be classified into different classes, as presently required under ITAC’s certificate of incorporation.

The Merger Agreement has been approved and adopted by stockholders of IXI holding a majority of the required IXI voting power, in accordance with the Delaware General Corporation Law (“DGCL”).

It is a condition to ITAC’s obligations to consummate the merger that security holders of IXI who hold, in the aggregate, not less than 95% of the shares of IXI common stock on a fully-diluted basis will be parties to agreements that restrict them from selling any of the shares of ITAC common stock that they receive at the closing for a period of six months following the closing. It is also a condition that executives and certain stockholders of IXI will be parties to agreements that restrict their ability to sell shares of ITAC stock they receive at closing for periods ranging up to 450 days after closing.

The merger is expected to be consummated in the third quarter of 2006, after the required approval by the stockholders of ITAC and the fulfillment of certain other conditions, as discussed herein.

Merger Consideration

Pursuant to the Merger Agreement, (i) the holders (“IXI Stockholders”) of shares of IXI common stock (“IXI Stock”), (ii) the holders (“IXI Employee Option Holders”) of IXI employee options (“IXI Employee Options”) and (iii) the holders (“IXI Warrant Holders”) of IXI warrants (“IXI Warrants”) will be entitled, in exchange for their IXI securities, to acquire an aggregate of approximately 7,818,000 shares of common stock of ITAC (“ITAC Stock”). In addition, as further consideration, the IXI Stockholders will be entitled to receive, or in the case of IXI Employee Option Holders and IXI Warrant Holders will be entitled to acquire, up to an aggregate of 10.0 million additional shares of ITAC Stock based on attaining the following targets:

•	if ITAC’s total revenues equal or exceed $45.0 million for the calendar year ending December 31, 2006, an aggregate of 1.0 million additional shares of ITAC Stock (the “Revenue Shares”);

•
if ITAC’s net income exceeds $15.0 million for the calendar year ending December 31, 2007, up to an aggregate of 1.0 million additional shares of ITAC Stock in proportion to the amount by which ITAC’s net income exceeds $15.0 million up to a maximum of $25.0 million (the “2007 Net Profit Shares”);

•
if ITAC’s net income exceeds $20.0 million for the calendar year ending December 31, 2008, up to an aggregate of 2.0 million additional shares of ITAC Stock in proportion to the amount by which ITAC’s net income exceeds $20.0 million up to a maximum of $45.0 million (the “2008 Net Profit Shares”); and

•
if the ITAC Stock trades, for any 20 trading days out of any consecutive 30 trading days period at any time during the period commencing on the closing date and ending on the fourth anniversary thereof, at an amount equal to or exceeding:

•	$8.50 per share of ITAC Stock, an aggregate of 2.0 million shares of ITAC Stock (the “First Share Price Shares”);

•	$9.50 per share of ITAC Stock, an aggregate of 2.0 million shares of ITAC Stock (the “Second Share Price Shares”); and

•
$12.00 per share of ITAC Stock, an aggregate of 2.0 million shares of ITAC Stock (the “Third Share Price Shares”, and, together with the First Share Price Shares and Second Share Price Shares, the “Share Price Shares”).

If ITAC engages in a change of control transaction after the consummation of the merger and prior to the fourth anniversary thereof in which the consideration paid to holders of ITAC Stock exceeds $11.00 per share, then the IXI Stockholders will be entitled to receive, and IXI Employee Option Holders and IXI Warrant Holders, will be entitled to acquire, the Revenue Shares, the 2007 Net Profit Shares, the 2008 Net Profit Shares, the First Share Price Shares and the Second Share Price Shares to the extent that:

•	such shares have not already been distributed; or

•
in the case of the Revenue Shares, the 2007 Net Profit Shares and the 2008 Net Profit Shares, the applicable measurement periods have not expired prior to the date of the change of control transaction.

In addition, if the consideration paid to holders of ITAC Stock in a change of control transaction equals or exceeds $12.00 per share, then the IXI Stockholders will also be entitled to receive, and the IXI Employee Option Holders and IXI Warrant Holders will be entitled to acquire, the Third Share Price Shares to the extent that such shares have not already been distributed.

For the purposes of the Merger Agreement, a change of control transaction refers to any of the following:

•	a sale of all or substantially all of ITAC’s assets;

•
the acquisition of beneficial ownership (as defined by Rule 13-d as promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by any person of 80% or more of the voting stock of ITAC; and

•	a merger or other consolidation of ITAC with another entity.

The Revenue Shares, the 2007 Net Profit Shares, the 2008 Net Profit Shares and the Share Price Shares will be issued to an escrow agent and will be held by the agent until they are earned. During such period, the escrow agent will vote all of such shares in the same manner as the majority of all other ITAC shares are voted with respect to any matter that is presented for a vote by the stockholders of ITAC.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of IXI and ITAC relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) capital structure of each constituent company, (c) the authorization, performance and enforceability of the Merger Agreement, (d) licenses and permits, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, including intellectual property, (h) accounts receivable, (i) contracts, (j) title to properties, and environmental condition thereof, (k) title and condition of assets, (l) absence of certain changes, (m) employee matters, (n) compliance with laws, (o) litigation and (p) compliance with applicable provisions of securities laws.

Covenants

ITAC and IXI have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. They have also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains additional covenants of the parties, including covenants providing for:

(i) the parties to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Merger Agreement;

(ii) the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

(iii) ITAC to prepare and file a registration statement, which shall contain a prospectus/proxy statement, to register, under the Securities Act of 1933, as amended (“Securities Act”), the shares of ITAC Stock to be issued or issuable in the merger and to solicit proxies from the ITAC stockholders to vote in favor of proposals regarding the adoption of the Merger Agreement and the approval of the merger, the change of ITAC’s name to “IXI Mobile, Inc.,” the increase, following the merger, of the number of authorized shares of ITAC common stock from 21,000,000 to 55,000,000, an amendment to ITAC’s certificate of incorporation deleting Article Sixth thereof (relating to the classification of ITAC’s board of directors and certain matters that will no longer be applicable after the merger) and renumbering the following provisions accordingly, the issuance to Gideon Barak, IXI’s Chairman, and Amit Haller, its President and Chief Executive Officer, of options to purchase an aggregate of 1,500,000 shares of its common stock, and the election of specified persons to its board of directors;

(iv) ITAC and IXI to use their reasonable best efforts to obtain the listing for trading on Nasdaq of ITAC’s common stock, warrants and units;

(v) IXI to waive its rights to make claims against ITAC to collect from a trust fund (“Trust Fund”) established for the benefit of the ITAC stockholders who purchased their securities in ITAC’s initial public offering (“ IPO”) for any moneys that may be owed to them by ITAC for any reason whatsoever, including breach by ITAC of the Merger Agreement or its representations and warranties therein; and

(vi) the non-solicitation by either ITAC or IXI of other transactions regarding business combinations until November 15, 2006 if, by that date, IXI has received additional capital of at least $15,000,000;

(vii) a cash payment by ITAC, at the election of certain of IXI’s stockholders, in lieu of the issuance to such stockholders of Share Price Shares that they would be entitled to receive if, in the opinion of counsel reasonably satisfactory to ITAC, the receipt by such stockholders of Share Price Shares would cause them to become liable to ITAC for “short swing profits” pursuant to Section 16(b) of the Exchange Act;

(viii) IXI to seek a tax pre-ruling from Israeli tax authorities with respect to deferment of Israeli income taxes by Israeli citizens or residents who receive shares of ITAC Stock in the merger (the “Israeli Tax Pre-Ruling”);

(ix) ITAC and IXI to cooperate and use all commercially reasonable efforts to procure bridge financing for IXI in an amount sufficient to allow it to continue to operate in accordance with its current business plan and projections until the closing of the merger; and

(x) the survival of indemnification rights in favor of persons who were officers or directors of IXI or ITAC as of or prior to the date of the Merger Agreement as provided in the respective certificates of incorporation and by-laws of IXI and ITAC or in any indemnification agreements between either IXI or ITAC and the indemnified persons until seven years after the closing and the maintenance, for a period of seven years after the closing, of existing directors’ and officers’ liability insurance policies by IXI and ITAC if annual premiums do not exceed specified amounts.

Conditions to Closing

General Conditions

Consummation of the transactions is conditioned on the ITAC stockholders, at a meeting called for these purposes, (i) adopting the Merger Agreement and approving the merger, (ii) approving the change of ITAC’s name, and (iii) approving the increase of the authorized shares of ITAC’s common stock from 21,000,000 shares to 55,000,000 shares. The stockholders will also be asked to approve the removal of all of the provisions of Article Sixth of ITAC’s certificate of incorporation including those relating to ITAC’s board of directors and the renumbering of the following provisions accordingly, to approve the issuance to Gideon Barak, IXI’s Chairman, and Amit Haller, its President and Chief Executive Officer, of options to purchase up to 1,500,000 shares of ITAC common stock if the conditions for the issuance of the Revenue Shares, the 2007 Net Profit Shares, the 2008 Net Profit Shares and the Share Price Shares are met, and to elect specified persons to comprise the board of directors of ITAC after the merger.

The adoption of the Merger Agreement will require the affirmative vote of a majority of the shares sold in the IPO (“Public Shares”) cast at the meeting. The holders of the ITAC common stock issued prior to its IPO, including the current officers and directors of ITAC, have agreed to vote their shares in the matter of the approval of the Merger Agreement to the same effect as the majority of the shares sold in the IPO are voted. Additionally, if holders owning 20% or more of the Public Shares vote against the transaction and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in the Trust Fund, then the transactions contemplated by the Merger Agreement cannot be consummated.

The approval of the ITAC name change and the increase in the number of authorized shares of ITAC common stock will require the affirmative vote of the holders of a majority of the outstanding common stock of ITAC and such approvals are conditions to the consummation of the merger. The approval of the stock options will require the affirmative vote of a majority of the outstanding ITAC common stock present in person or by proxy at the stockholder meeting and the deletion of Article Sixth of ITAC’s certificate of incorporation will require the affirmative vote by the holders of a majority of the outstanding common stock of ITAC, but these approvals are not conditions to the consummation of the merger. Directors of ITAC will be elected by a plurality of the shares voting on the matter.

In addition, the consummation of the transactions contemplated by the Merger Agreement is conditioned upon (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the certifying party are true and correct in all material respects as of the closing and all covenants contained in the Merger Agreement have been materially complied with by such certifying party, (iv) the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings, (v) holders of not more than 5% of the shares of IXI’s common stock outstanding immediately before the closing not having taken action to exercise their appraisal rights under the DGCL, (vi) the registration statement providing for the registration of the shares of common stock being issued by ITAC in the merger under the Securities Act shall have been declared effective, and (vii) ITAC’s common stock being quoted on the OTC Bulletin Board or listed for trading on Nasdaq.

IXI’s Conditions to Closing

The obligations of IXI to consummate the transactions contemplated by the Merger Agreement also are conditioned upon, among other things, each of the following:

(i) There shall have been no material adverse change in the assets, liabilities or financial condition of ITAC or its business since the date of the Merger Agreement;

(ii) The Trust Fund shall not contain less than $32,955,360, less amounts paid to ITAC stockholders who have elected to convert their shares to cash in accordance with ITAC’s certificate of incorporation, and shall be dispersed to ITAC immediately upon the closing;

(iii) IXI’s existing directors’ and officers’ liability insurance policy (or a policy permitted to be substituted therefor) shall be in full force and effect;

(iv) The Registration Rights Agreement (described below) shall be in full force and effect;

(v) Approvals of the merger from the Israel Ministry of Industry, Trade and Labor and the Israeli Investment Center of such Ministry shall have been received by IXI;

(vi) IXI shall have obtained the Israeli Tax Pre-Ruling;

(vii) Either IXI shall have received a requested exemption under Israeli securities laws or ITAC shall have purchased IXI employee options from a sufficient number of holders thereof as shall permit IXI to avoid certain prospectus requirements under Israeli securities laws; and

(viii) Certain investor rights agreements specified in the Merger Agreement shall have been terminated.

ITAC’s Conditions to Closing

The obligations of ITAC to consummate the transactions contemplated by the Merger Agreement also are conditioned upon each of the following, among other things:

(i) At the closing, there shall have been no material adverse change in the assets, liabilities or financial condition of IXI, its subsidiaries or their businesses since the date of the Merger Agreement;

(ii) All shares of IXI’s preferred stock outstanding immediately prior to the closing shall have been converted into shares of IXI common stock;

(iii) All warrants for the purchase of shares of IXI preferred stock shall have been converted into warrants to purchase shares of IXI common stock or terminated;

(iv) The employment agreement between IXI Mobile (R&D) Ltd., a subsidiary of IXI, and Gideon Barak, IXI’s Chairman, and the employment agreement between IXI and Amit Haller, IXI’s President and Chief Executive Officer, as amended, shall be in full force and effect;

(v) Security holders of IXI who hold not less than 95% of the shares of IXI common stock on a fully-diluted basis will be parties to agreements that restrict them from selling any of the ITAC shares of common stock that they receive at the closing for a period of 180 days or more following the closing;

(vi) All indebtedness owed to IXI by any director, executive officer or stockholder of IXI or any immediate family member thereof shall have been repaid in full; and

(vii) ITAC’s existing directors’ and officers’ liability insurance policy (or a policy permitted to be substituted therefor) shall be in full force and effect.

Indemnification

As ITAC’s sole remedy for its rights to indemnification under the Merger Agreement, there will be placed in escrow (with an independent escrow agent) from the shares of ITAC Stock to be issued upon consummation of the merger, a total of 10% of such shares (“Escrow Fund”). Any indemnification payments shall be paid solely from the shares placed in escrow. Claims for indemnification may be asserted by ITAC once the damages exceed $1,000,000 and are fully indemnifiable from the first dollar once damages exceed that amount. However, claims with respect to IXI’s representations and warranties regarding its capitalization and certain other specified matters are not subject to such threshold. Any shares of ITAC Stock remaining in the Escrow Fund on December 31, 2007, other than those applying to claims made by that date that have not then been resolved, shall be released to the persons entitled to them.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

(i) By mutual written consent of ITAC and IXI;

(ii) By either ITAC or IXI if the merger is not consummated on or before December 31, 2006;

(iii) By either ITAC or IXI if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

(iv) By either ITAC or IXI if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; and

(v) By either ITAC or IXI if, at the ITAC stockholder meeting, the Merger Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of ITAC’s common stock or 20% or more of the Public Shares request conversion of their shares into the pro rata portion of the Trust Fund in accordance with ITAC’s certificate of incorporation.

Lock-Up Agreements

Each IXI stockholder who holds more than 4% of the outstanding IXI common stock will execute a lock-up agreement (the "Stockholder Lock-Up") relating to all shares of ITAC Stock which it may receive in connection with the consummation of the merger.  These stockholders beneficially own an aggregate of  77% of the fully diluted equity of IXI. The Stockholder Lock-Up provides that the IXI stockholders who are subject to its terms will not sell or otherwise transfer any such shares of ITAC Stock for a period of 180 days after the closing.  After the initial 180 day period, 25% of such shares of ITAC Stock will be released from the terms of the Stockholder Lock-Up and an additional 25% of such shares will be released every 90 days thereafter until all such shares of ITAC Stock are released; provided, however, that during the first 360 days after the closing, no sale or other transfer may be made unless the last sales price of the ITAC Stock is at least $6.00.  In addition, after the initial 180 day period, if the last reported sale price of ITAC Stock equals or exceeds $8.50 for 20 trading days out any consecutive 30 trading day period, then 50% of the shares of ITAC Stock that such IXI stockholders receive in connection with merger will be released from the terms of the Stockholder Lock-Up.  If the last reported sale price of ITAC Stock equals or exceeds $9.50 for 20 trading days out any consecutive 30 trading day period after the initial 180 day period, then all of such shares of ITAC Stock will be released from the terms of the Stockholder Lock-Up.  In the event that ITAC's board of directors releases in whole or in part any IXI stockholder who beneficially owns 4% or more of the outstanding ITAC Stock from the terms of the Stockholder Lock-Up, then all other IXI stockholders who executed the Stockholder Lock-Up will also be released to the same extent.

In addition, Gideon Barak and Amit Haller will also execute a lock-up agreement (the "Executive Lock-Up") relating to all shares of ITAC Stock which they may receive in connection with the consummation of the merger or in accordance with their respective employment agreements.  The Executive Lock-Up provides that Messrs. Barak and Haller will not sell or otherwise transfer such shares of ITAC Stock for a period of 360 days after the closing.  After the initial 360 day period, 75% of such shares of ITAC Stock held by Messrs. Barak and Haller will be released from the terms of the Executive Lock-Up and the remaining 25% of such shares will be released 90 days thereafter.  In addition, after the initial 360 day period, if the last reported sale price of ITAC Stock equals or exceeds $8.50 for 20 trading days out any consecutive 30 trading day period, then all of such shares of ITAC Stock that Messrs. Barak and Haller receive in connection with merger and their respective employment agreements will be released from the terms of the Executive Lock-Up.

IXI will also use its reasonable best efforts to cause all IXI stockholders, IXI Employee Option Holders and IXI Warrant Holders who are not covered by the agreements described above to execute a Stockholder Lock-Up or an Executive Lock-Up or similar commitment, and it is a condition to the closing of the merger that IXI stockholders holding at least 95% of the shares of IXI on a fully diluted basis are subject to the Stockholder Lock-Up or are otherwise subject to restrictions relating to the sale or other transfer of the shares of ITAC Stock which such IXI stockholders receive in connection with the consummation of the merger for at least 180 days after the closing.

Employment Agreements

Gideon Barak, IXI’s Chairman, and Amit Haller, its President and Chief Executive Officer, are parties to separate employment agreements. Mr. Barak’s agreement is with IXI Mobile (R&D) Ltd., a subsidiary of IXI. Mr. Haller’s agreement is with IXI. In anticipation of the merger, each of these agreements has been amended. The following descriptions are of the agreements, as amended.

Gideon Barak Employment Agreement

Mr. Barak’s employment agreement provides for him to serve in the position of co-Chairman of the Board of the group of companies consisting of ITAC, IXI and IXI Mobile (R&D) Ltd. (the “Group”) beginning on the closing date of the merger and continuing until the agreement may be terminated by either party on 90 days’ prior notice to the other party. The agreement will also terminate upon a “Termination for Cause” (as defined in the agreement) by the subsidiary or if terminated by Mr. Barak for “Justifiable Reason” (as defined in the agreement).

Mr. Barak’s agreement provides for an annual salary of $250,000 effective upon closing of the merger. He is eligible to participate in all of IXI’s benefit plans. He is also entitled to reimbursement for all normal, usual and necessary expenses incurred or paid by him in the performance of his duties.

Mr. Barak will be granted, immediately under consummation of the merger, options to purchase up to 750,000 shares of ITAC Stock (“Additional Options”), exercisable, to the extent such options become vested, at $5.00 per share. The Additional Options will vest based on the Group attaining the following targets:

•
if the Group’s net income equals or exceeds $15.0 million for the calendar year ending December 31, 2007, options will vest to purchase up to 150,000 shares of ITAC Stock in proportion to the amount by which the Group’s net income exceeds $15.0 million up to a maximum of $25.0 million (the “2007 Net Income Additional Options”), and to the extent that less than 150,000 shares of ITAC Stock will become vested, the options representing the difference between the options so vested and 150,000 shall expire;

•
if the Group’s net income equals or exceeds $20.0 million for the calendar year ending December 31, 2008, options will vest to purchase up to 150,000 shares of ITAC Stock in proportion to the amount by which the Group’s net income exceeds $20.0 million up to a maximum of $45.0 million (the “2008 Net Income Additional Options”), and to the extent that less than 150,000 shares of ITAC Stock will become vested, the options representing the difference between the options so vested and 150,000 shall expire;

•
If ITAC Stock trades, for any 20 trading days out of any consecutive 30 trading days period at any time during the period commencing on the consummation of the merger and ending on the fourth anniversary, at an amount equal to or exceeding:

•	$8.50 per share of ITAC Stock, options to purchase up to 150,000 shares of ITAC Stock will vest (the “First Share Price Additional Options”);

•	$9.50 per share of ITAC Stock, options to purchase up to 150,000 shares of ITAC Stock will vest (the “Second Share Price Additional Options”); and

•	$12.00 per share of ITAC Stock, options to purchase up to 150,000 shares of ITAC Stock will vest (the “Third Share Price Additional Options”).

If  ITAC engages in a change of control transaction after the consummation of the merger and prior to the fourth anniversary thereof in which the consideration paid to holders of ITAC Stock exceeds $11.00 per share then the 2007 Net Income Additional Options, the 2008 Net Income Additional Options, the First Share Price Additional Options and the Second Share Price Additional Options will vest, to the extent that such options have not already vested.

In addition, if the consideration paid to holders of ITAC Stock in a change of control transaction equals or exceeds $12.00 per share, then the Third Share Price Additional Options will vest, to the extent that such options have not already vested.

In addition, Mr. Barak is entitled to an “Annual Bonus” and “Target Bonuses.” The Annual Bonus entitles Mr. Barak, commencing with the 2006 calendar year, to a payment equal to 2% of that portion of the annual consolidated net profit of the Group that exceeds the amount of consolidated net profit of the Group for the immediately preceding calendar year. In calculating the “net profit,” “Management Incentive Expenses” (as defined in the Merger Agreement) are not included.

The Target Bonuses entitle Mr. Barak to the following payments:

•	A cash bonus (the “Share Price Bonus”) of $200,000 upon the achievement of the First Share Price Trigger prior to the fourth anniversary of the closing of the merger;

•
If Mr. Barak becomes entitled to the Share Price Bonus, he will be eligible to receive additional cash bonuses of up to $800,000 (“Second Bonus”) in the following circumstances: (i) if ITAC receives funds of not less than $45,000,000 upon the exercise of its warrants outstanding on February 28, 2006 (“Parent Warrants”), he will be entitled to the full amount of $800,000; (ii) if the ITAC board of directors calls for the cashless exercise of the lower of (a) all outstanding Parent Warrants or (b) at least 69% of the number of Parent Warrants issued in the IPO, Mr. Barak shall be entitled to the full amount of $800,000; and (iii) if ITAC receives proceeds from the exercise of Parent Warrants of less than $45,000,000, then Mr. Barak shall be entitled to a bonus in the amount that bears the same proportion to $800,000 as the amount of such proceeds received by ITAC bears to $45,000,000. In no event shall the bonuses payable to Mr. Barak that are described in this paragraph exceed $800,000.

•
Mr. Barak shall also be entitled to cash bonuses of $200,000 each for the achievement of each of the following: (i) if the Group’s total revenues for calendar year 2006 (calculated as set forth in the Merger Agreement) equal or exceed $45,000,000; (ii) the Second Share Price Trigger; and (iii) the Third Share Price Trigger, in each case prior to the fourth anniversary of the closing of the merger.

•
If the Group’s net income for calendar year 2007 exceeds $15,000,000, Mr. Barak shall be entitled to a cash bonus equal to $200,000 multiplied by the lesser of (a) one or (b) a fraction the numerator of which is the excess of the Group’s net income for such year over $15,000,000 and the denominator of which is $10,000,000.

•
If the Group’s net income for calendar year 2008 exceeds $20,000,000, Mr. Barak shall be entitled to a cash bonus equal to $200,000 multiplied by the lesser of (a) one or (b) a fraction the numerator of which is the excess of the Group’s net income for such year over $20,000,000 and the denominator of which is $25,000,000.

Mr. Barak’s employment agreement also provides that he shall be insured under an accepted “Manager’s Insurance Scheme” pursuant to which 5% of his salary will be deducted by the subsidiary and paid towards the insurance for his benefit; the subsidiary will contribute an additional amount of up to 2.5% of his salary toward disability insurance; and the subsidiary will contribute an additional amount equal to 8-1/3% of his salary to fund the subsidiary’s potential future obligations for severance compensation. Mr. Barak’s salary, including the insurance scheme, social benefits and fringe benefits, will continue to be paid during any period of his military reserve service. The agreement also provides that the subsidiary will contribute an amount equal to 7.5% of Mr. Barak’s salary and he shall contribute an additional 2.5% of his salary toward the maintenance of an advanced study fund which will available to him for his benefit.  Mr. Barak will also be entitled to sick leave and recreation pay in accordance with applicable Israeli law and, at his option, the subsidiary will provide him with an automobile and pay the expenses associated therewith subject to an agreed decrease in his salary. So long as he is provided with an automobile, Mr. Barak will not be entitled to reimbursement of travel expenses or similar costs.

If Mr. Barak’s employment agreement is terminated by the subsidiary for any reason other than Termination for Cause or is terminated by him for Justifiable Reason,

•	he will be entitled to receive his salary and benefits (including Target Bonuses and Annual Bonuses) for the twelve-month following such termination (the “Severance Period”);

•	all Additional Options that are not vested will vest upon occurrence of the triggering events even if such triggering events occur after termination;

•
all options held by him to purchase shares of ITAC that were converted from options to purchase shares of IXI will become vested; and the exercise period of such options and all Additional Options shall be extended to the full term of such options, which shall be deemed to be 10 years if the plan governing any such option does not contain a provision in such regard or earlier upon a “change of control” event (as defined in the subsidiary’s stock option plan);

•
if the Severance Period ends prior to the completion of any calendar year or prior to the publication of the financial statements of the Group for a given calendar year, he will be entitled to a proportionate share of all Target Bonuses and Annual Bonuses; and

•
if the First Share Price Trigger is achieved following the effective date of termination but before the fourth anniversary of the closing of the merger, he shall be entitled to receive the Share Price Bonus and the Second Bonus, subject to fulfillment of the pre-conditions described above.

If a Termination for Cause of Mr. Barak’s employment is effected by the subsidiary or his employment is terminated by him for a reason other than Justifiable Reason, he shall be entitled only to the salary and benefits and the Annual Bonuses, Target Bonuses, Share Price Bonus, Second Bonus and Additional Options (subject to vesting events and conditions precedent) that would have been due to him in the three-month period following giving of the notice of termination. Options that vest prior to the expiration of such three-month period shall be exercisable no later than six months following such date or earlier upon a “change of control” event (as defined in the relevant stock option plan).

Mr. Barak’s employment agreement also contains provisions relating to the protection of the confidentiality of proprietary information, assignment of inventions and restrictions on his ability to compete and solicit employees and customers until six months following termination of his employment. Also, he may replace his employee/employer relationship with a management service agreement at no additional cost to the Group.

Amit Haller Employment Agreement

Mr. Haller’s employment agreement provides for him to serve as President and Chief Executive Officer of IXI. The agreement may be terminated by either party on 90 days’ prior notice to the other party. The agreement may also be terminated by either party for “just cause” (as defined in the agreement).

The agreement provides for an annual salary of $250,000 effective upon the closing of the merger, payable in equal monthly installments. Mr. Haller is eligible to participate in all of IXI’s benefit plans. He is also entitled to reimbursement for all normal, usual and necessary expenses incurred or paid by him in the performance of his duties.

Mr. Haller is also entitled to Additional Options, Annual Bonuses and Target Bonuses in the same amounts and on the same conditions as apply to Mr. Barak’s Additional Options, Annual Bonuses and Target Bonuses.

If Mr. Haller’s employment agreement is terminated by IXI other than for just cause or is terminated by Mr. Haller for just cause, he will be entitled to the same severance benefits as are described above with respect to a termination by the subsidiary of Mr. Barak’s employment other than a Termination for Cause or a termination by Mr. Barak for Justifiable Reason. Similarly, if Mr. Haller’s employment is terminated by IXI for just cause or by Mr. Haller other than for just cause, Mr. Haller will be entitled to the same severance benefits as are described above with respect to a Termination for Cause by the subsidiary of Mr. Barak’s employment or a termination by Mr. Barak other than for Justifiable Reason.

Mr. Haller’s employment agreement also contains provisions relating to the protection of the confidentiality of proprietary information, assignment of inventions and restrictions on his ability to compete with IXI for six months following termination of his employment and on his ability to solicit employees and customers until one year following termination of his employment.

Registration Rights Agreement

ITAC will enter into a Registration Rights Agreement with those officers and directors of IXI, who, by virtue of their affiliation with IXI, may be subject to restrictions under United States securities laws on their ability to sell shares of the ITAC Stock they receive as a result of the merger. Such agreement will give such persons, acting upon request of holders of at least 25% of the shares of ITAC Stock held by them, the right to require ITAC to register their ITAC Stock under the Securities Act at any time commencing 180 days after the closing, provided that it is reasonably anticipated that the aggregate offering price of the shares to be registered will be at least $5,000,000. Such persons may make such demand for registration no more than two times. They will also have the right (subject to customary exceptions) to have their ITAC shares included in any other registration statement filed by ITAC and, upon request by holders of at least 5% of the shares of ITAC Stock held by them, to require ITAC to file a registration statement on Form S-3 under the Securities Act, provided that it is reasonably anticipated that the aggregate offering price of the shares to be registered will be at least $1,000,000. Such persons may make such demand for filing of a registration statement on Form S-3 no more than twice per year. Form S-3 allows eligible filers to incorporate information about the registrant from other documents filed by the registrant under the securities laws.

Item 7.01 Regulation FD Disclosure

IXI offers solutions that bring innovative, data-centric mobile devices and services to the mass market. IXI’s Ogo™ devices are designed to improve the mobile user experience and increase mobile data usage. IXI markets a turn-key solution to mobile operators, mobile virtual network operators (MVNOs), and Internet service providers (ISPs) worldwide to launch and support Ogo products.

Over recent years, wireless carriers have developed wireless data communication networks of increasing bandwidth in order to increase their offering of advanced information services for consumers.

In 2005, worldwide mobile phone subscribers exceeded 2.1 billion (according to Portio Research). To date, operators have relied on mobile voice and data services such as SMS, MMS, and multi-media downloads as key revenue drivers. As the market matures, however, operators are looking to leading desktop applications, including email and instant messaging (IM), to increase mobile data traffic.

Email and IM are highly popular applications, with worldwide email users estimated at over 660 million in 2005 (according to Radicati Group), and worldwide IM users estimated at over 300 million in 2005, generating 1.2 billion messages daily (according to ComScore Media Metrix and IDC). These applications, while popular on the PC, have had limited mobile penetration. In addition, mobile email has largely been focused on the corporate market rather than the mobile mass market. In fact, the mobile email leader, catering mainly to corporate users, has only 4.5 to 5.0 million subscribers.

The marketing of advanced data services on the cellular network is a complex process which requires an infrastructure and technical solutions on the network side and the availability of affordable and suitable mobile devices. Wireless carriers and ISPs face the following challenges:

•
Increasing the usage of data services by offering applications previously available to computer-based Internet users, such as instant messaging (IM) and email, through the existing installed base of mobile phones.

•
Introducing new mobile devices that are user friendly and ergonomically suited to extensive text input. These devices should have features such as a full keyboard, a large horizontal screen, and additional functions in order to facilitate a robust mobile messaging experience, including sending messages of larger volume and with rapid turnaround. These devices should be priced such that they are accessible to a broad consumer market (unlike high-end smartphones which offer rich functionality but are relatively expensive).

•	Lowering subscriber acquisition costs and simplifying the process of incorporating advanced data services on their platforms.

The Ogo family of devices delivers popular mobile applications, including instant messaging, email, SMS and news, on optimized, easy-to-use handheld devices for a true on-the-go mobile messaging experience. Since launching Ogo in September 2004, IXI has shipped approximately $20 million of Ogo products to customers including AT&T Wireless (now Cingular Wireless), Swisscom Mobile, the leading Swiss mobile operator, and e-kolay.net, one of the largest Internet Service Providers (“ISPs”) in Turkey, in collaboration with Telsim (now Vodafone) and Avea, leading Turkish mobile operators. Ogo is no longer being sold by Cingular Wireless; however, service for existing customers continues. IXI has recently signed a contract to sell Ogo to one of the largest ISPs in Europe with over 20 million subscribers. The agreement is expected to be publicly announced by IXI’s customer.

IXI is also the inventor of PMG® (Personal Mobile Gateway) technology, which combines cellular and short distance wireless technologies (such as Bluetooth or WiFi) to enable a variety of companion electronic devices.

IXI was incorporated in Delaware in 2000 under the name Ovdat, Inc. Its U.S. offices are located in Redwood City, California, and it maintains research and development facilities in Israel and Romania. IXI also has regional sales offices.

Prior to closing, IXI, with the cooperation of ITAC, will seek to raise additional capital to support current opportunities and future growth.

Products And Services

IXI delivers devices and services that improve the mobile experience and increase mobile data usage. IXI markets its solutions to wireless carriers and Internet service providers worldwide.

End-to-End Solutions

IXI delivers mobile messaging devices and related services targeting the mass market. The Ogo devices are designed to deliver popular messaging applications, such as instant messaging, email, news, and text messaging on optimized devices, increasing data usage and enhancing the mobile experience. These products can be tailored to meet carrier requirements, both hardware and software needs, providing a platform for future revenues.

IXI also provides hosted services to mobile operators and service providers worldwide, including all necessary gateways and backend servers, and related support services.

IXI's end-to-end Ogo solutions benefit both consumers and service providers:

•     Consumers benefit from access to innovative, affordable mobile devices and applications, such as email, instant messaging and news; and

•     Mobile Operators and Service Providers benefit from increased data usage, increased customization, and improved customer satisfaction

IXI's first messaging device, the Ogo, was launched by AT&T Wireless (now Cingular Wireless) in the United States in September 2004. Ogo was the first and only device of its kind to provide simultaneous, unlimited instant messaging and email from three leading portals - AOL, MSN, and Yahoo! - plus text messaging, all in a sleek, clamshell device. Ogo is currently available in Switzerland, Turkey and IXI expects to introduce it soon in other countries.

While IXI Mobile does not directly control Ogo’s pricing to consumers, Ogo devices have been sold at retail at prices ranging from $0 (fully subsidized by the service provider) to $99, with a monthly service fee of approximately $15-18, offering a compelling alternative to higher-priced offerings.

Ogo extends the desktop experience to the mobile world and increases mobile data usage. Mobile operators and service providers, leveraging the growing popularity of desktop and mobile messaging, can deploy the device quickly and easily, increasing data revenue and customer satisfaction.

Ogo can be tailored to meet mobile service provider requirements. The Ogo’s graphical user interface and hardware can be customized to address branding and customer experience needs. For instant messaging and email, the Ogo can fully interoperate with leading portals, as well as operator communities.

Ogo devices offer the following key features:

•	A “clamshell” design that unfolds to display a large, color screen and keypad

•	A full QWERTY keypad and 8-way navigation joystick pad for familiar and easy navigation

•	Compactness (4.5 in. x 3 in. x 1 in. when closed, 5.7 oz.)

•	Special “hot keys” for simple navigation, such as “emoticon” button for inserting emoticons into chats

•	One button displays all active messages and chats on one screen

•	Ability to customize and assign unique sounds and visual animations to different contacts

•	Instant messaging that is compatible with all major providers

•	Email on most leading providers

•	Access to email from Internet Service Providers and POP3 accounts

•	A consolidated inbox, allowing users to view all email and text messages in one mailbox or sort by account

•	Ability to receive SMS messages and RSS feeds

•	Ability to send a single message in multiple formats (e.g., email and SMS)

Currently, Ogo supports the most common email protocols (POP3, IMAP4, AOL Mail, MSN Hotmail, Yahoo! Mail). Users can receive email but at present cannot view email attachments. IXI is currently developing a software enhancement for Ogo that will enable users to view attachments in “DOC”, “PDF” and various image formats.

PMG® (Personal Mobile Gateway) Technology

IXI products also feature its proprietary PMG® (Personal Mobile Gateway) Technology. PMG technology allows a mobile phone or other data device (such as messaging devices, watches, cameras, and MP3 players) to enable a variety of companion devices for the Internet wirelessly. The PMG is the single connection between the wireless network and a collection of affordable and best-of-breed mobile devices.

The PMG platform enables mobile device manufacturers to expand the ability of their products by linking them to additional mobile electronic devices. PMG technology enables wireless communications by means of the Bluetooth protocol between the core mobile device (personal mobile gateway) and other peripheral electronic devices such as a wireless earpiece, a digital camera, a mobile game console or a digital wristwatch. This allows the user to expand the capability of the core mobile device on a gradual basis by adding other electronic devices that are optimized to deliver their primary application. These peripheral devices also share resources with the core device without replicating some costly overhead functions such as memory, processing, etc., providing a cheaper and more flexible alternative to smartphones. PMG technology enables cellular providers and Internet service providers to create additional income sources from the data transmission and the sale of additional wireless electronic devices that can be used in conjunction with existing cellular devices.

IXI has entered into several licensing agreements for the development and manufacture of PMG-based devices.

Hosted Services

IXI makes it easy for its customers to offer Ogo in their market by providing customization as well as launch and support services.

IXI can customize Ogo’s language, content and applications to meet market and user requirements. Customers can choose from a variety of value-added applications, including instant messaging, push email, news, SMS and voice.

IXI also provides launch and support services that enable mobile operators and service providers to successfully sell Ogo. This enables IXI’s customers, even those with limited mobile data application delivery experience, to bring to market Ogo devices quickly and easily.

IXI offers the following services as part of its complete solution:

•      Instant messaging gateway

•      Email gateway

•      Push email

•      Over-the-air version upgrades and provisioning

•      Attachment reformatting

•      Microsoft certified MSN services (including Hotmail and Messenger)

Current Development

Current research and development projects that IXI has undertaken include:

•	Software enhancements to allow Ogo users to view email attachments.

•
A new generation device that will interface with MS Exchange Server including the ability to synchronize data appearing on the user's device and data appearing on the mail server (including e-mail, calendar and contacts).

•	Adding an Internet browser to Ogo, facilitating WAP and HTML web browsing.

•	A new generation of Ogo devices for individual and professional users based on a new, more advanced, technology platform and a modified hardware design.

Sales And Marketing

IXI commenced marketing of Ogo in the United States in 2004 under an agreement with AT&T Wireless Services, Inc. In April 2005, following the acquisition of AT&T Wireless by Cingular Wireless, Inc., an agreement was concluded between Cingular and IXI to cancel the agreement directly relating to the marketing of Ogo in the United States. Pursuant to the agreement with Cingular, IXI received a one-time cash payment of approximately $3.85 million, return of all inventory held by Cingular (valued at approximately $5.7 million), and transfer of all intellectual property rights relating to Ogo, including the URL www.ogo.com, and associated goodwill. As a result of this, IXI recorded a one-time gain of $11.44 million.

In March 2005, IXI entered into an agreement with Swisscom Mobile AG, Switzerland’s largest cellular provider, for the sale to Swisscom of Ogo devices for resale by Swisscom to end users in Switzerland and Liechtenstein. Swisscom has launched Ogo and the service on November 2005 (www.ogo.ch).

In December 2005, IXI entered into an agreement with one of the largest European ISPs, pursuant to which the customer has agreed to purchase certain minimum quantities of Ogo devices. IXI shipped devices worth approximately $2 million in December 2005 and the customer has agreed to purchase an additional $16 million of devices through the first quarter of 2007. However, the customer can terminate the contract in 2006 without significant penalty.

IXI has contracted to sell Ogo devices to e-kolay.net, a leading Turkish ISP, in collaboration with Telsim (now Vodafone) and Avea, leading Turkish wireless carriers. The sales of Ogo to e-kolay.net is done through Mobicom, a Turkish distributor. e-kolay.net launched Ogo in August 2005 (www.e-kolay.net/ogo ).

In addition to independent distributors, IXI maintains a direct sales force.

Competition

There are a number of companies developing and marketing mobile devices for the transfer of digital information of various sorts with each one of the devices enabling the transfer of some types of digital information. Accurate measures of market share are difficult because each of the devices on the market offers a different collection of functions, but due to the recent introduction of Ogo and the termination of the relationship with Cingular, IXI’s share of this market is, at present, negligible.

The dominant products in the market are the BlackBerry, marketed by Research In Motion, the Treo line of smartphones marketed by Palm, Inc. as well as smartphones marketed by a broad array of other manufacturers, and the Sidekick marketed by Danger, Inc.

The table below provides a comparison of the principal features of the various classes of products:

Type of Device	Examples	Target Audience	Included Applications	Average Purchase Price (after rebates and subsidies)	Average Monthly Payment for Provided Services	Scope of Solution for Consumer Market	Scope of Solution for Professional Market
Email devices	BlackBerry 7100 BlackBerry 7290	Large enterprises and professional users; government users	State-of-the-art email (fully synchronized) and basic cell phone	$200-350	$40-50+	Partial solution, limited IM support	End-to-End solution including installation of service at the enterprise with highest level of security
Smartphones	Treo 650, Nokia 9300	Large enterprises and professional users	State-of-the-art email (fully synchronized), smartphone, Internet surfing, open operating system	$400-500	$40-50+	Partial solution, limited IM support	Limited solution requiring involvement of external suppliers
Email and IM devices	Sidekick II	Youth	Email, basic cell phone, Internet surfing, basic instant messaging	$200-250	$30	Consumer youth focused product; limited IM support	Partial solution;
Email and IM devices	Ogo	Youth and professional users	Email, basic cell phone, basic instant messaging, RSS, SMS	$0-99	$15-18	End-to-End solution	End-to-End solution for small to medium sized businesses and professional users
* all price information was taken from wireless carriers’ public information; such information is subject to change

IXI believes that, by focusing on a market segment that is distinct from its competitors’, it can create differentiation that allows it to compete successfully with its competitors’ products.

Manufacturing

Ogo products are manufactured for IXI by Chi Mei Communications Systems, Inc. of Taiwan, currently a sole source supplier.

Facilities

IXI maintains its principal offices in approximately 11,500 square feet of space in Redwood City, CA. In addition, it maintains research and development facilities comprising approximately 20,500 square feet in Raanana, Israel and in approximately 4,200 square feet in Romania. IXI believes that these facilities are adequate to satisfy its requirements.

Intellectual Property

IXI’s success depends, in large part, on its proprietary technology, processes, trade secrets and other proprietary information, and upon its ability to protect this information from unauthorized disclosure or use. IXI relies on a combination of copyright, trade secret and trademark laws, confidentiality agreements, contractual provisions and other similar measure common in high technology companies to protect its proprietary information.

When approaching the strategy of protecting IXI’s intellectual property, IXI has taken a long-term horizontal approach which covers both conceptual broad ideas and specific implementation practices. IXI’s patent portfolio includes conceptual patents, detailed implementation patents for both software and hardware, and also business practices oriented patents. IXI has filed some 50 patent applications to date and intends to continue filing patents to protect its unique intellectual property emerging from the development of its products. When filing patents, IXI goes through the following filing phases: First, filing is done in the USA; Second, filing is done through the Patent Cooperation Treaty (PCT); Finally filing is done in specific countries as needed after the PCT period expires. Most of IXI’s patents are pending approval of the patent offices. Three patents have been approved to date.

IXI has registered trademarks on the names “IXI” and “PMG” and on the stylized IXI logo and owns various URLs relating to its product names and other goodwill.

Management

IXI is led by a strong team of seasoned managers with significant industry expertise.

Gideon Barak is a co-founder and Chairman of IXI. Mr. Barak is currently a Board member of several other technology companies. Mr. Barak has over 25 years of experience in the communications industry, with leading positions such as Chief Financial Officer of DSP Group Inc. (NASDAQ: DSPG), Co-Founder and CEO of DSP Communications, which was acquired by Intel Corporation, and Founder and Chairman of Envara, Inc. and Butterfly VLSI, Ltd. acquired by Intel and Texas Instruments, respectively. Mr. Barak was also a Board member of Modem Art and WIDCOMM, Inc., which were acquired by Agere Systems and Broadcom Corporation, respectively. Mr. Barak serves as a Director of additional semiconductor and communications companies, including Metalink Ltd. (NASDAQ: MTLK) and Advasense (founder and Chairman). Mr. Barak also serves as venture partner with Benchmark Capital.

Amit Haller is a co-founder, President and CEO of IXI. Mr. Haller has 17 years of experience in wireless technology and business development. From 1989 to 1993, Mr. Haller worked in the Israel Defense Forces’ Research and Development Unit. From 1993 to 1999, he founded and served as CEO of Butterfly VLSI Ltd., where he created the Short Distance Wireless (SDW) vision and developed the first complete SDW chipset (RF, Baseband and Software). Butterfly was acquired by Texas Instruments in 1999. From 1999 to 2000, Mr. Haller worked for Texas Instruments, Inc., where he directed the Short Distance Wireless (Bluetooth) business unit.

IXI’s Board of Directors includes, in addition to Messrs. Barak and Haller, Yossi Sela. Mr. Sela is the Managing Partner of Gemini Israel Funds, a leading venture capital fund, which invests primarily in seed and early stage Israeli technology company.  In this capacity, Mr. Sela sits on the board of a number of Gemini portfolio companies, including Adimos Inc., Allot Communications, Ltd., and Saifun Semiconductors Ltd. (NASDAQ: SFUN).  Mr. Sela’s past board positions include Commtouch Software Ltd. (NASDAQ: CTCH), Precise Software Solutions Ltd. and Envara Inc.  In 1995, he served as the Chief Executive Officer of Ornet Data Communication Technologies Ltd., which was a Gemini portfolio company.  Mr. Sela led that company until its acquisition by Siemens AG in September 1995.  From 1990 to 1992, Mr. Sela served as Vice President of Marketing at DSP Group, an American-Israeli company specializing in proprietary digital signal processing for consumer and telecommunication applications.  He later served as VP Marketing at DSP Communications, Inc., a spin-off of DSP Group.  From 1985 to 1989, Mr. Sela worked at Daisy Systems Inc. where he was Director for CAD Development and PCB Marketing Manager for Europe.  From 1974 to 1984, he served in the Israel Defense Forces and was responsible for the definition and development of systems for communication applications.  Mr. Sela holds a B.Sc. in Electrical Engineering from the Technion - Israel Institute of Technology and an MBA from Tel Aviv University.

In addition to Messrs. Barak and Haller, the following persons are executive officers of IXI:

Lihi Segal has served as IXI Vice President and Chief Financial Officer since September 2005. Ms. Segal served as Chief Financial Officer of RFWaves Ltd., a short-distance wireless semiconductor company, from 2002 to 2005, where she managed the company’s financial, legal and worldwide operations. From 1999 to 2002, Ms. Segal was part of Mr. Gideon Barak’s core management team and served as Vice President Corporate Development and General Counsel of all of Mr. Barak’s companies, including IXI Mobile, Envara and RFWaves. From 1996 to 1999, Ms. Segal was an attorney with Danziger, Klagsbald, Rosen & Co., Attorneys at Law, a law firm specializing in commercial and corporate law. Ms. Segal holds an LLB (JD equivalent) from the Buchman Faculty of Law, Tel-Aviv University, and an MBA from the Joint Executive MBA Program at Recanati, Tel Aviv University and Kellogg, Northwestern University.

Gadi Meroz, Vice President, Corporate Development, has over 8 years experience in providing financial and legal services. Prior to joining IXI in July 2001, Mr. Meroz was an attorney at Volovelsky, Dinstein, Sneh & Co. where he focused on business and venture funding, representing public and private companies as well as venture investors. He earned his LLB from the University of Leicester, UK School of Law, and holds an LL.M degree from the University of California, Berkeley and Tel Aviv University. In addition, Mr. Meroz holds an MBA degree from the University of Leicester, UK. Mr. Meroz is admitted to the Israeli Bar and the Law Society of England & Wales.

Employees

As of January 31, 2006 IXI employed 75 people, of whom 31 were engaged in research and development in IXI’s Israeli facility, and 11 were engaged in research and development in IXI’s Romanian facility. The sales and customer support department employed 11 employees, with the remainder filling general and administrative, information technology, product marketing, operations and internal support functions. In addition, IXI had 12 subcontractors engaged in and sales functions and research and development.

Government Grants And Assistance Programs

Israeli Approved Enterprise Status

The Israel Law for the Encouragement of Capital Investments, 1959 (the “Investment Law”), provides that capital investment in a production facility (or other eligible assets) may, upon application to and approval by the Investment Center of the Israeli Ministry of Industry, Trade and Labor be designated as an Approved Enterprise. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

An approved enterprise is entitled to certain benefits, including Israeli government cash grants or tax benefits. An Approved Enterprise may elect to forego any entitlement to the grants otherwise available under the Investment Law and, in lieu of the foregoing, participate in an alternative benefits program, under which the undistributed income from the Approved Enterprise is fully exempt from corporate tax for a defined period of time.

According to a Letter of Approval of May 27, 2002 (including supplements to the approval and update of the investments list of July 20, 2003), the Investment Center of the Israeli Ministry of Industry, Trade and Labor granted to IXI’s Israeli facility the status of an Approved Enterprise. IXI has elected to participate in the alternative program. The period of tax exemption will be two years commencing with the year in which its Israeli subsidiary first generates taxable income from the relevant Approved Enterprise, and is subject to a reduced tax rate as low as 10%-25% for an additional period of between five to eight years from when the tax exemption began.

The actual tax rates will depend on the percentage of the non- Israeli investment in a company’s share capital (conferring rights to profits, voting and appointment of directors) and the percentage of its combined share and loan capital owned by non-Israeli residents, would apply. The lowest level of foreign investment during the year will be used to determine the relevant tax rate for that year. These tax benefits are granted for a limited period not exceeding seven years or ten years with respect to a company whose foreign investment level exceeds 25% from the first year in which the Approved Enterprise has taxable income after utilizing its net operating losses. The period of benefits may in no event, however, exceed the lesser of (a) 12 years from the year in which the program was activated or (b) 14 years from the year of receipt of Approved Enterprise status.

On April 1, 2005, the Israeli Parliament passed an amendment to the Investment Law, in which it revised the criteria for investments qualified to receive tax benefits. An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise). Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process. As a result of the amendment, tax-exempt income generated under the provisions of the new law will subject IXI to taxes upon distribution or liquidation and IXI may be required to record deferred tax liability with respect to such tax-exempt income. The amendment does not apply to investment programs approved prior to December 31, 2004. The new tax regime will apply to new investment programs only. IXI is currently evaluating the impact the amendment will have on it.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.
(c)	Exhibits:
Exhibit	Description
10.1	Merger Agreement dated February 28, 2006, among Israel Technology Acquisition Corp, IXI Mobile, Inc. and ITAC Acquisition Subsidiary Corp.
10.2	Form of Stockholder Lock-Up Agreement to be executed by certain stockholders of IXI Mobile, Inc.
10.3	Form of Executive Lock-Up Agreement to be executed by certain executive officers of IXI Mobile, Inc.
10.4	Form of Registration Rights Agreement to be executed by ITAC and certain stockholders of iXI.
10.5	Personal Employment Agreement effective January 1, 2006, between IXI Mobile (R&D) Ltd. and Gideon Barak.
10.6	Addendum to Employment Agreement between IXI Mobile (R&D) Ltd. and Gideon Barak dated February 28, 2006.
10.7	Employment Agreement effective March 1, 2001, between IXI Mobile, Inc. and Amit Haller, together with addenda thereto effective June 1, 2001 and January 1, 2006.
10.8	Addendum to Employment Agreement between IXI Mobile, Inc. and Amit Haller dated February 28, 2006.
99.1	Press release of Israel Technology Acquisition Corp. dated March 1, 2006
99.2	Slide Show Presentation
99.3	Fact Sheet

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2006	ISRAEL TECHNOLOGY ACQUISITION CORP.

	By:	/s/ Israel Frieder
Name: Israel Frieder
Title: Chairman